UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2006

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Forward Interest Rate Swap Agreement

On December 7, 2006, Hines REIT Properties, L.P. (the "Operating Partnership"), a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company") entered into a forward interest rate swap contract with HSH Nordbank with a notional amount of $98.0 million. The contract, which has an effective date of December 18, 2006 and a 10-year term, was entered into as an economic hedge against the variability of future interest rates on variable interest rate debt. Under the agreement, the Operating Partnership will pay a fixed rate of 4.8475% in exchange for receiving floating interest rate payments based on one-month LIBOR. The Operating Partnership anticipates that, on or about December 18, 2006, it (or one or more of its subsidiaries) will pay down amounts outstanding under its revolving credit facility with KeyBank National Association ("KeyBank") with additional borrowings under its secured credit facility with HSH Nordbank. Borrowings under the HSH facility bear interest at a variable rate based on one-month LIBOR. The Operating Partnership may assign its rights and obligations related to the swap contract to any of its affiliated entities.

Watergate Tower IV

On December 8, 2006, the Operating Partnership entered into a contract to acquire Watergate Tower IV, an office building located at 2100 Powell Street in Emeryville, California, a submarket of the East Bay. The seller, Equity Office Properties Trust, is not affiliated with Hines REIT, its sponsor, Hines Interests Limited Partnership ("Hines"), or their respective affiliates. Hines REIT consummated the acquisition of Watergate Tower IV on December 8, 2006. Certain terms of this agreement are set forth in Item 2.01 below and, as applicable, incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 8, 2006, the Operating Partnership acquired Watergate Tower IV. The building consists of 344,433 square feet of rentable area and is 100% leased. Oracle Corporation, an application software company, leases 298,089 square feet or approximately 87% of the building’s rentable area, under a lease that expires in 2013 and provides an option to renew for one additional five-year term. Novartis AG, a pharmaceutical company, leases 46,344 square feet or approximately 13% of the building’s rentable area, under a lease that expires in 2013 and provides options to renew for two additional five-year terms.

The contract purchase price for Watergate Tower IV was approximately $144.9 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded using proceeds from borrowings under the Company's revolving credit facility with KeyBank and with proceeds from its current public offering. In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines, approximately $725,000 in cash acquisition fees. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition.

Item 7.01 Regulation FD Disclosure.

On December 12, 2006, Hines issued a press release relating to the acquisition of Watergate Tower IV by Hines REIT as well as the acquisitions of Watergate Towers I, II, III, and a Chevy’s restaurant located on the same campus by an affiliate of Hines. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Property Acquired. To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this current Report on Form 8-K no later than 75 calendar days after December 8, 2006.

(d) Exhibits

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

December 12, 2006	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Hines dated December 12, 2006